Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of MutualFirst Financial, Inc. on Form S-8 of our report, dated March 7, 2008, on our audits of the consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and on our report dated March 7, 2008, on the effectiveness of internal control over financial reporting of MutualFirst Financial, Inc. as of December 31, 2007 which report is included in the Company’s Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
January 21, 2009